Exhibit 10.4

AMENDED AND RESTATED

1998 ESRIP CHANGE IN CONTROL APPENDIX

TO

NORTHWEST NATURAL GAS COMPANY

EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME PLAN

(Effective December 14, 2006)

The benefits of any actively employed Participant covered under the Company’s Executive Supplemental Retirement Income Plan (ESRIP) who becomes entitled to a Change in Control Severance Benefit shall be vested, determined and paid under the Plan as modified by the provisions set forth below in 1.11(a), 1.14, 2.01-2(b)(4), 2.02A, 2.05A, 2.09 and 4.02A:

1.	Section 1.11(a) is amended to cross reference new 2.01-2(b)(4):

(a) Benefit Accrual. Service for benefit accrual under 2.01 means years of actual participation, including service credited under 1.11(c), after becoming a Participant under this Plan, plus any additional years of benefit accrual credit earned or awarded pursuant to 2.01-2(b)(2), (3) or (4).

2.	Section 1.14 is added to define “Change in Control Severance Benefit”:

1.14 Change in Control Severance Benefit means, for any Participant who is party to a Change in Control Severance Agreement with the Company, the severance benefit provided for in such agreement; provided, however, that such severance benefit is a “Change in Control Severance Benefit” for purposes of this Plan only if, under the terms of the Participant’s Change in Control Severance Agreement, the Participant becomes entitled to the severance benefit (a) after a change in control of the Company has occurred, (b) because the Participant’s employment with the Company has been terminated by the Participant for good reason in accordance with the terms and conditions of the Change in Control Severance Agreement or by the Company other than for cause or disability, and (c) because the Participant has satisfied any other conditions or requirements specified in the Change in Control Severance Agreement and necessary for the Participant to become entitled to receive the severance benefit. Under no circumstances will a Participant who is not party to a Change in Control Severance Agreement be deemed to become entitled to a Change in Control Severance Benefit for purposes of this Plan. For purposes of 1.14, the terms “change in control,” “good reason,” “cause” and “disability” shall have the meanings as may be set forth in the Participant’s Change in Control Severance Agreement, if any.

3. Section 2.01-2(b)(4) is added to increase the years of participation benefit accrual by three (3) years for any Participant who becomes entitled to a Change in Control Severance Benefit. 2.01-2(b), as amended and restated to reflect the addition of 2.01-2(b)(4), is as follows:

(b) Year of Participation means the sum of (1), (2), (3) and (4):

(1) Each consecutive twelve (12) month period of Company service measured by each anniversary of the date of first becoming a Participant under this Plan.

(2) All additional years of participation credit awarded to a Participant by the Committee in the exercise of its discretion.

(3) All years of service credit earned for Company service and awarded by the Committee for each of the ten (10) Participants in the Plan on September 1, 1998, as set forth in the attached 1998 ESRIP Appendix.

(4) Three (3) additional years of participation credit shall be awarded to any Participant who becomes entitled to a Change in Control Severance Benefit (defined in 1.14) pursuant to the Amended and Restated 1998 ESRIP Change in Control Appendix.

4. Section 2.02A shall replace 2.02 regarding eligibility to receive and the award of the early retirement benefits for any Participant who becomes entitled to a Change in Control Severance Benefit:

2.02A Early Retirement Supplemental Income. Any Participant who becomes entitled to a Change in Control Severance Benefit (defined in 1.14) shall be entitled at or after age fifty-five (55) to receive during the Participant’s lifetime, subject to 2.07, the reduced monthly supplemental retirement payments determined as follows:

2.02A-1 First, the gross annual retirement benefit at the Participant’s Normal Retirement Date shall be determined under 2.01-2 using the Participant’s Final Annual Compensation and Service under 1.11(a) at the time employment by the Company ends.

2.02A-2 Second, the monthly supplemental payment under this Plan starting at the Normal Retirement Date shall be determined under the formula in 2.01-4 using the Participant’s early annual retirement allowance (under Retirement Plan 7.02) payable at his or her Normal Retirement Date, projected annual primary Social Security benefit under the Retirement Plan, and annual retirement benefits payable under the Executive Deferred Compensation Plan determined as a supplement to such payment under the Retirement Plan.

2.02A-3 Third, if supplemental payments start before the Participant’s Normal Retirement Date, to achieve the necessary reduction of the target benefit under 2.01 and 2.02A-1, the monthly amount under 2.02A-2 shall be reduced by one-quarter of one percent (0.25%) per month for each month that the benefits begin before the Participant’s 62nd birthday.

5. Section 2.05A shall replace 2.05 regarding the vested benefits of any Participant who becomes entitled to a Change in Control Severance Benefit:

2.05A Vested Benefits. Any Participant who becomes entitled to a Change in Control Severance Benefit (defined in 1.14) thereupon shall have a 100% vested and nonforfeitable right to receive supplemental payments under this Plan starting as early as age 55 under 2.02A.

6. Section 2.09 is added to address a circumstance under which an appropriate recalculation of benefits may occur:

2.09 Possible Benefit Recalculation. With respect to any Participant who is party to a Change in Control Severance Agreement, it may be the case that (a) the Participant’s employment with the Company is terminated prior to a “change in control” of the Company (as defined in the Participant’s Change in Control Severance Agreement), (b) a change in control of the Company occurs after such termination, and (c) the Participant then becomes entitled to a Change in Control Severance Benefit. If, after such termination of employment and prior to the time that the Participant becomes entitled to a Change in Control Severance Benefit, supplemental benefit payments to the Participant have started under the Plan, then, at such time thereafter as the Participant becomes entitled to a Change in Control Severance Benefit, the benefits payable to the Participant under the Plan shall be retroactively recalculated to reflect the terms and conditions of payment set forth in the Amended and Restated 1998 ESRIP Change in Control Appendix. To the extent that the amount of the supplemental benefit payments paid to the Participant prior to such recalculation is less than the amount of such payments as so recalculated, the difference will be paid to the Participant in a cash lump sum (without interest) as soon as practicable after the change in control of the Company.

7. Section 4.02A replaces Section 4.02 to affirm the provisions in this Amended and Restated 1998 ESRIP Change in Control Appendix:

4.02A Company Right to Amend, Modify or Terminate. The Company, by action of the Board of Directors, reserves the exclusive right to amend, modify, or terminate this Plan in whole or in part without notice to any Participant; provided, however, that no such termination, modification or amendment shall terminate or diminish any rights or benefits accrued by any Participant or Surviving Beneficiary prior thereto and provided further that, with respect to any Participant who is party to a Change in Control Severance Agreement with the Company, no such termination, modification or amendment during the pendency of a “potential change in control” of the Company (or, if a “change in control” of the Company occurs, during the 24-month period immediately following such change in control) shall, without the written consent of the Participant, terminate or diminish any rights or benefits to which the Participant may be entitled under the Amended and Restated 1998 ESRIP Change in Control Appendix. For purposes of 4.02A, the terms “potential change in control” and “change in control” shall have the meanings as may be set forth in the Participant’s Change in Control Severance Agreement, if any.

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